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                                                                     Exhibit 5.1



                        [SHEARMAN & STERLING LETTERHEAD]









(212) 848-8015

                                 April 21, 1998




ARM Financial Group, Inc.
515 West Market Street
Louisville, KY  40202

Ladies and Gentlemen:

                  We are acting as counsel for ARM Financial Group, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (No. 333-49805), as amended (the "Registration Statement"), and the prospectus contained in the Registration Statement (the "Prospectus"), covering the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 10,000,000 shares of the Company's Class A Convertible Common Stock, par value $.01 per share (the "Class A Common Stock"), to be issued and sold by certain stockholders of the Company (the "Selling Stockholders"), plus up to an additional 1,500,000 shares of Class A Common Stock to be sold by the Selling Stockholders to cover over-allotments (collectively, together with any additional shares of Class A Common Stock that may be registered in a registration statement relating to the Offering filed by the Company pursuant to Rule 462(b) under the Securities Act, the "Shares"). The Shares are to be purchased by certain underwriters and offered for sale to the public (the "Offering") in the manner set forth in the Prospectus.

                  In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals and the conformity to the originals of all documents presented to us as copies. In rendering our opinions, we have relied as to factual matters upon certificates and representations of officers of the Company and certificates of public officials.
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ARM                                2                             April 20, 1998

                  Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that:

                  (i) the Shares have been duly authorized by the Company; and

                  (ii) the Shares to be sold by the Selling Stockholders are validly issued, fully paid and nonassessable.

                  We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

                  We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" contained in the Prospectus. We hereby also consent to the incorporation by reference of this opinion and consent in a registration statement, if any, relating to the Offering filed by the Company pursuant to Rule 462(b) under the Securities Act. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.


                                                 Very truly yours,


                                                 /s/ Shearman & Sterling

                                                 SHEARMAN & STERLING